Exhibit 5

[Baker & Hostetler LLP Letterhead]

July 23, 2002

Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484

Gentlemen:

We have acted as counsel to Stoneridge, an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 500,000 Common Shares, without par value (the “Common Shares”), of the Company for issuance under the Directors’ Share Option Plan (the “Plan”).

In connection with the foregoing, we have examined: (a) the Second Amended and Restated Articles of Incorporation of the Company, (b) the Amended and Restated Code of Regulations of the Company, (c) the Plan, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

Based on such examination, we are of the opinion that the Common Shares available for issuance to the directors under the Plan, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP